Exhibit 10.39

1717 Main Street, Suite 5200
Dallas, TX 75201

Personal and Confidential

March 27, 2019

Joel Moxley
Senior Vice President and Chief Commercial Officer

Re:    Consulting Agreement

Dear Joel:

This letter (this “Agreement”) sets forth the terms and conditions of your resignation of employment with Southcross Energy Partners GP, LLC (the “Company”).  This Agreement supersedes and replaces any other agreement regarding your termination of employment with the Company.

1.    Transition Period. During the time between the date of this letter and the date your employment terminates (the “Transition Period”), (a) you will continue to work for the Company and perform job duties related to contemplated by your position as Chief Commercial Officer, and provide transition of your duties to others, as needed; (b) you will also have time to devote to a search for a new position and go on interviews as needed; and (c) your salary will remain the same. Unless you decide to resign sooner, the Transition Period will end on April 5, 2019 (the “Separation Date”).

2.    Post-Separation Period. Beginning on the Separation Date and ending on July 12, 2019 the (“Completion Date” and such period being referred to herein as the “Transition Period”), you will make yourself reasonably available to assist with the sale process of Southcross Energy Partners, L.P. including the preparation of any marketing and sales materials, developing and populating relevant information for a Virtual Data Room, participating in management presentations to prospective buyers for Southcross Energy Partners, L.P. and making yourself available to answer any questions from prospective buyers. During the Transition Period, you will be permitted to seek and obtain employment with another employer, provided, that any information you obtain in the course of performing your duties pursuant to this Agreement shall be treated as highly confidential and is subject to any existing restrictive covenant agreement or obligation between you and the Company.

3.    Consulting Fee. Commencing on April 5, 2019 through July 12, 2019, you will receive a weekly retainer rate of $7,864.00 paid in monthly lump sums (the “Consulting Fee”). Payments of the Consulting Fee will be made on the first business day of the month and prorated for any partial months, the first payment shall be on April 10, 2019.

4.    COBRA Coverage. Following the Separation Date, the Company will pay COBRA for six (6) months beginning May 1, 2019 (both the employer and employee portions of premium) to continue you and your covered dependents’ medical, dental, and/or vision benefits through COBRA. Provided that you timely elect to continue benefits through COBRA, the Company will make these payments directly to the insurer. The monthly premium paid by the Company will be treated and reported as imputed taxable income to you.

5.    Cash LTIP Awards and Accrued PTO.  You will be paid your cash based LTIP and accrued paid time off on March 29, 2019.

6.    Cancellation of Other Payments, Benefits, and Awards. On the Effective Date, all other payments, benefits, incentive compensation, and awards promised to you by the Company that are not otherwise addressed in this Agreement shall cease to be owed or payable. Specifically, you agree to waive any severance or termination payments to which you may otherwise become entitled to under the terms of the Severance Agreement between you and the Company dated June 15, 2015 (including any amendments thereto) or under the Company’s Employee Protection Plan. The Company specifically agrees to waive any and all provisions of Section 5(b) of the Severance Agreement as of the Completion Date.

7.    Termination. Southcross may terminate this Agreement prior to the Completion Date only for “Cause.” For purposes of this Agreement, “Cause” shall exist upon any of the following (i) you commit of an act of fraud, embezzlement, material misappropriation or breach of fiduciary duty against the Company or any of their subsidiaries or its parent, Southcross Holdings GP, LLC (collectively, the “Company Group”), or (ii) you engage in willful misconduct in your duties hereunder that causes substantial injury to any member of the Company Group.

8.    Release. As a condition to receiving the Consulting Fee and COBRA coverage, you hereby agree to release any and all Claims (as defined below) against any member of the Company Group, any of their affiliates and their respective directors, officers and employees.  For purposes of this Agreement “Claims ” means claims, charges or complaints for, or related to, any breach of contract, violation of any statute or law, or tortious conduct occurring, or based on events occurring, on or before the date of this Agreement and any claims related to your termination of employment with the Company Group; provided that Claims do not include, and you are not releasing: (a) any claims that may not be released as a matter of law, (b) any claims or rights with respect to accrued compensation or benefits, (c) any claims or rights for indemnification, advancement of defense costs or other fees and expenses and related matters, arising as a matter of law or under the organizational documents of any member of the Company Group or their affiliates or under any applicable insurance policy with respect to your liability as an employee, director, manager or officer of any member of the Company Groups or their affiliates; and (e) any claims or rights under the directors and officers and other insurance policies of any member of the Company Group and their affiliates. In further consideration of the payments and benefits provided to you in this Agreement, you hereby irrevocably and unconditionally fully and forever waive, release, and discharge all members of the Company Groups and their affiliates from any and all Claims, whether known or unknown, from the beginning of time through the date of your execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, you hereby acknowledge and confirm that: (i) you have read this Agreement in its entirety and understand all of its terms; (ii) you are advised to consult with an attorney of your choosing before signing this Agreement; (iii) you knowingly, freely, and voluntarily agree to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it; (iv) you are signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled; (v) you were given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of your choice, although you may sign it sooner if desired; (vi) you understand that you have seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to Kelly Jameson at 750 Town and Country Blvd., Suite 950, Houston, Texas 77024, or by email to kelly.jameson@southcrossenergy.com before the end of such seven (7)-day period; and (vii) you understand that the release contained in this paragraph does not apply to rights and claims that may arise after you sign this Agreement.

9.     Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

10.    No Right to Continued Employment. Nothing in this Agreement shall confer upon you any right to continued employment or provision of Consulting Services with any member of the Company Group (or their subsidiaries or their respective successors).

11.    Effective Date. This Agreement shall be effective March 27, 2019 (the “Effective Date”).

12.     Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Texas, without reference to rules relating to conflicts of laws.

13.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14.    Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the Consulting Fee and supersedes any and all prior agreements or understandings between you and the Company with respect to the Consulting Fee, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by you and the Company.

15.    Section 409A Compliance. Although the Company does not guarantee the tax treatment of the Consulting Fee, the intent of the parties is that the Consulting Fee be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

This Agreement is intended to be a binding obligation on you and Southcross.  If this Agreement accurately reflects your understanding as to the terms and conditions of the Consulting Fee, please sign, date, and return to me one copy of this Agreement on or before March 27, 2019. You should make a copy of the executed Agreement for your records.

Very truly yours,

Southcross Energy Partners GP, L.C.

By:
Name:	James W. Swent, III
Title:	President and CEO

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Consulting Fee, and I hereby confirm my agreement to the same.

Dated: March 27, 2019

Joel D. Moxley